Wonder Auto Technology, Inc. Announces Hiring of Aijun Jiang as Chief Financial Officer

JINZHOU, China, July 29, 2011 -- Wonder Auto Technology, Inc. (“Wonder Auto” or the “Company”) (Nasdaq: WATG), a leading manufacturer of automotive electrical parts, safety products, suspension products and engine accessories in China, today announced that it has appointed Aijun Jiang as its Chief Financial Officer.

Most recently, Mr. Jiang served as chief financial officer of Qiao Xing Universal Resources, Inc., a company traded on the Nasdaq Global Market (Nasdaq: XING), from August 2008 until April 2011. Mr. Jiang served as the head of finance for Tiens Biotech Group, Inc., a company traded on American Stock Exchange (AMEX:TBV), from September 2005 until July 2008. From July 2003 to August 2005, he served as a consultant (diplomat) in the Economic and Commercial Representation of China in Tanzania, the Economic Section of the Chinese Embassy in Tanzania, and was mainly responsible for providing commercial and financial consultation to Chinese companies conducting business in Tanzania. He is a registered member of the Association of Corporate Treasurers (ACT), Great Britain since 2006, a registered member of the Association of Chartered Certified Accountants (ACCA), Great Britain since 2004, and a registered member of the Chinese Institute of Certified Public Accountants (CICPA), People’s Republic of China since 2001.

Mr. Qingdong Zeng, the Company’s Chief Executive Officer said of the hiring, “We are excited to welcome Mr. Jiang and his broad array of financial experience working with publicly traded companies.  The appointment of Mr. Jiang will be a tremendous addition to the Company’s senior management team.”

Safe Harbor Statement

This release includes certain statements that are not descriptions of historical facts, but are forward-looking statements.  Forward-looking statements can be identified by the use of forward-looking terminology such as "will," "expect," "may," "should," "anticipate," "future," "intend," "is/are likely to," "proposed," "estimate" or similar expressions. Such information is based upon assumptions and expectations of the Company's management that were reasonable when made but may prove to be incorrect. All of such assumptions and expectations are inherently subject to uncertainties and contingencies beyond the Company's control and based upon premises with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the Company's most recent Quarterly Reports on 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and the Company's subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov.  All information in this release is as of the date of the release only.

About Wonder Auto

Wonder Auto Technology, Inc. is a Nevada holding company with operating subsidiaries in China primarily engaged in the business of designing, developing, manufacturing and selling automotive electric parts, automotive safety products, suspension products and engine components. Our products include alternators and starters, airbags, pretensioners and steering wheels, engine valves and tappets, and rods and shafts for use in shock absorber systems. We have been manufacturing alternators and starters in China since 1997, and according to the China Association of Automobile Manufacturers, in 2009 we ranked second and fourth in sales revenue in the Chinese market for automobile alternators and starters, respectively. Our subsidiary Jinzhou Jinheng has been designing and developing airbags for over 10 years. We believe that we were the largest Chinese brand airbag manufacturer in terms of sales volume in 2009 and the biggest Chinese pretensioner manufacturer. Our subsidiary Jinan Worldwide has been producing engine valves and tappets for over 50 years. We believe we are now one of the largest manufacturers of engine valves and tappets in China in terms of sales volume. Our subsidiary Jinzhou Wanyou is supplying rods and shafts to suspension system manufacturers worldwide. We believe that we are one of the largest independent suppliers of rods and shafts for suspension system manufacturers in the world in terms of sales volume.

Our products are used in a wide range of passenger and commercial automobiles, and we are especially focused on the fast-growing small- to-medium sized engine passenger vehicle market. We sell our products primarily within China to well-known domestic and international automobile original equipment manufacturers, or OEMs, engine manufacturers and automotive parts suppliers. We are increasingly exporting our products to international markets.